Exhibit 99.2

Consent of Centerview Partners LLC

March 26, 2020

Board of Directors

Xperi Corporation

3025 Orchard Parkway,

San Jose, CA 95134

Re: Joint Proxy Statement (the “Joint Proxy Statement/Prospectus”) of Xperi Corporation (“Xperi”) and TiVo Corporation that forms part of the Registration Statement on Form S-4 of Xperi filed with the Securities and Exchange Commission on March 26, 2020 (the “New Registration Statement”).

Ladies and Gentlemen:

Reference is made to (i) our opinion letter, dated December 18, 2020, to the Board of Directors of Xperi and (ii) the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of Xperi filed on February 18, 2020, (File No. 333-236492) (the “Original Registration Statement”).

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Xperi in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Joint Proxy Statement/Prospectus that forms part of the Original Registration Statement is being incorporated by reference into the New Registration Statement. In that regard, we hereby consent to the reference, as a result of such incorporation, to our opinion under the captions “Summary—Opinions of Xperi’s Financial Advisor—Opinion of Centerview,” “The Merger—Background of the Merger,” “The Merger— Recommendation of the Xperi Board and Reasons for the Merger,” and “The Merger—Opinions of Xperi’s Financial Advisor—Opinion of Centerview” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included, as a result of such incorporation, in the New Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned New Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned New Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit (a) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, or (b) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By: /s/ Centerview Partners LLC